                     The Penn Mutual Life Insurance Company
                                  Founded 1847




Insured                                                      Specified Amount



Policy Number                                                     Policy Date




The Penn Mutual Life Insurance Company agrees, subject to the provisions of this policy, to pay the Death Benefit to the Beneficiary upon receipt of due proof of the death of the Insured while this policy is in force.

Penn Mutual also agrees to provide all of the other benefits stated in this policy.

This contract is made in consideration of the payment of premiums as provided in this policy.

The provisions on this and the following pages are part of this policy.

Executed on the Date of Issue by The Penn Mutual Life Insurance Company.



/s/ Laura M. Ritzko                                     /s/ Robert E. Chappell
-------------------                                     ----------------------
Laura M. Ritzko                                         Robert E. Chappell

THE DEATH BENEFIT AND DURATION OF COVERAGE MAY INCREASE OR DECREASE UNDER THE CONDITIONS DESCRIBED IN SECTIONS 8 AND 11.

THE POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT. THE POLICY VALUE IS NOT GUARANTEED.

10 Day Free Look Period - This policy may be cancelled by returning it within 45 days of the date of execution of the application or within 10 days after it is received by the policyholder. It must be returned to Penn Mutual or to the agent through whom it was purchased. This policy will then be considered void as of its inception. Any premium paid on it will be refunded.

READ YOUR POLICY CAREFULLY. This policy is a legal contract between the Owner and Penn Mutual.


                       Flexible Premium Adjustable
                         Variable Life Insurance

Policy
                       o Death Benefit payable at death prior to Maturity Date
                       o Adjustable Death Benefit
                       o Maturity Benefit payable on Maturity Date
                       o Variable Policy Value

                       o Flexible premiums payable until Maturity Date
                       o Participating
                       o Supplemental benefits, if any, listed on Page 3


The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
VU-90(S)

Guide to Policy Sections

-------------------------------------------------------------------------------


1.  Policy Specifications                 9.  Policy Loans
2.  Endorsements                         10.  Surrender of Policy
3.  Premiums                             11.  Policy Changes
4.  Lapse and Reinstatement              12.  Exchange of Policy
5.  The Separate Account                 13.  Owner and Beneficiary
6.  The Fixed Account                    14.  General Provisions
7.  Policy Value                         15.  Income Payment Options
8.  Death Benefit                        16.  Income Payment Option Tables

                               Additional Policy Specifications and a copy of the application follows Section 16.


Alphabetical Index
                   ------------------------------------------------------

                                           Section                                                       Section
Age..........................................1, 14             Maturity Date...................................1
Allocation of Net Premiums.......................3             Maturity Benefit................................8
Annual Report...................................14             Monthly Anniversary............................14
Assignment......................................13             Monthly Deduction...............................7
Base Monthly Premium...........................1,3             Mortality and Expense Risk Charge...............7
Base Premium Date..............................1,3             Net Cash Surrender Value.......................10
Beneficiary..................................1, 13             Owner.......................................1, 13
Cash Surrender Value............................10             Partial Surrender..............................10
Continuation of Insurance........................3             Policy Date.................................1, 14
Contract........................................14             Policy Loan Account.............................9
Cost of Insurance................................7             Policy Loans....................................9
Cost of Insurance Rates..........................7             Policy Value....................................7
Date of Issue....................................1             Premium Charge..................................6
Death Benefit....................................8             Premiums.....................................1, 3
Deferment of Transactions.......................14             Rate Class......................................1
Dividends.......................................14             Reinstatement...................................4
Exchange of Policy..............................12             Schedule of Benefits............................1
Free Look Period.............................Cover             Schedule of Premiums............................1
Grace Period.....................................3             Separate Account.............................1, 5
Income Payment Options..........................15             Service Office..................................1
Income Payment Option Tables....................16             Specified Amount................................1
Incontestability................................14             Subaccounts.....................................5
Indebtedness.....................................9             Suicide Exclusion...............................8
Lapse............................................4             Surrender......................................10
Loan interest....................................9             Surrender Charge...............................10
Loan Value.......................................9


1.  Policy Specifications


INSURED                    WILLIAM PENN               $50,000                 SPECIFIED AMOUNT
                                                      (INCLUDES POLICY VALUE)

POLICY NUMBER              0 000 000                  MAY 1, 1993             POLICY DATE

AGE                        35 MALE                    STANDARD SMOKER         RATE CLASS

MATURITY DATE MAY 1, 2053
THE DATE OF ISSUE IS THE POLICY DATE

OWNER AND BENEFICIARY AS PROVIDED IN APPLICATION

SEPARATE ACCOUNT: THE PENN MUTUAL VARIABLE LIFE ACCOUNT I
ELIGIBLE INVESTMENT FUNDS: FUNDS OF PENN SERIES, INC AS
SPECIFIED IN THE ADDITIONAL POLICY SPECIFICATIONS

INITIAL ALLOCATION: PENN SERIES MONEY MARKET FUND - 100%
Schedule of Benefits
Description                                                             Amount
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE             $50,000 SPECIFIED AMOUNT
GUARANTEED CONTINUATION OF POLICY AGREEMENT                                --


MAXIMUM SURRENDER CHARGE PREMIUM $515.50
Schedule of Premiums
THE INITIAL PREMIUM OF $810.60 WAS PAID ON THE POLICY DATE FOR 12 MONTHS. SUBSEQUENT PREMIUMS ARE PAYABLE ANNUALLY AS FOLLOWS.

BEGINNING AS OF                                      PREMIUM
  MAY 1,1994                                         $810.60

THE BASE MONTHLY PREMIUM IS $42.96
THE BASE PREMIUM DATE IS MAY 1, 1996
THE GUARANTEED CONTINUATION OF POLICY PREMIUM IS $67.55


NOTE: INSURANCE WILL TERMINATE IF THE PREMIUMS PAID AND THE INTEREST CREDITED ARE INSUFFICIENT TO COVER THE MONTHLY DEDUCTIONS, EXCEPT AS PROVIDED IN SECTION 3 AND IN THE GUARANTEED CONTINUATION OF POLICY AGREEMENT.

2.  Endorsements A001490E

                                                To be made only by the Company

3. Premiums

Payment of Premiums--Premiums are payable during the life of the Insured until the Maturity Date. The first premium is due on the Policy Date. Premiums after the first may be paid in any amount and at any interval subject to the following conditions:

(a)  No premium payment may be less than $25.
(b) Penn Mutual reserves the right to limit total premiums paid in any policy year to the planned payments for that policy year as shown on Page 3. The schedule of premiums shown on Page 3 is based on the premium amount and the interval of payment specified in the application.
(c) Total premiums paid in any policy year may not exceed the Maximum Premium Limit for that policy year. The Maximum Premium Limit for a policy year is the largest amount of premium which can be paid in that policy year such that the sum of the premiums paid under the policy will not at any time exceed the guideline premium limitation referred to in Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision thereto. The Maximum Premium Limit for the following policy year will be shown on the Annual Report sent to the Owner.

Each premium after the first is payable at the Home Office. A receipt signed by the President or the Secretary will be given on request.

Premium Charge--Each premium payment will be reduced by a percent of premium charge. The percent of premium charge will be set by Penn Mutual based on expectations as to future expense, mortality and persistency experience but in no event will the percent of premium charge be greater than 6.5% of each premium paid.

Net Premium--Net premium is the amount of any premium payment reduced by the percent of premium charge.

Allocation of Net Premiums--The initial net premium and any additional premium paid before the end of the Free Look Period will be allocated to the subaccount of the Separate Account specified on Page 3 until the end of the Free Look Period. At the end of such period the assets will be allocated to the subaccounts of the Separate Account or to the Fixed Account as directed by the Owner in the application for this policy. Subject to and in accordance with the provisions of this policy, subsequent net premiums will be allocated as directed by the Owner to the subaccounts of the Separate Account and the Fixed Account set forth in the Additional Policy Specifications. The Owner may change the allocation of future premium payments at any time. Allocation to any one subaccount of the Separate Account or to the Fixed Account must be not less than ten percent of the net premium.

Continuation of Insurance--If all premium payments cease, the insurance provided under this policy, including benefits provided by any supplemental agreements attached to this policy, will continue in accordance with the provisions of this policy and any such supplemental agreements for as long as the values in this policy are sufficient to keep it in force.

Base Monthly Premium--The base monthly premium is the amount stated on Page 3. If, on a Monthly Anniversary prior to the base premium date shown on Page 3, the sum of all premiums paid on this policy, reduced by any partial surrenders, is greater than or equal to the base monthly premium multiplied by the number of months that this policy has been in force, this policy will not then lapse as a result of failure to pay a premium sufficient to pay the Monthly Deduction for the following month. This provision will not prevent the termination of this policy when indebtedness exceeds the Cash Surrender Value in accordance with the indebtedness provision of the Policy Loans section of this policy.

Grace Period--If, on a Monthly Anniversary prior to the base premium date shown on Page 3:

(a) the Net Cash Surrender Value is insufficient to cover the Monthly Deduction for the following policy month; and
(b) the sum of all premiums paid on this policy, reduced by any partial surrenders, is less than the base monthly premium shown on Page 3 multiplied by the number of months that this policy has been in force;

then a grace period of 61 days will be allowed for the payment of a premium sufficient to keep this policy in force.

The payment of premiums at least as great as the base monthly premium multiplied by the number of months the policy has been in force will have no effect on Penn Mutual's right to terminate this policy due to indebtedness in excess of the Cash Surrender Value as provided in the indebtedness provision of the Policy Loans section.

A change in the Specified Amount or the addition or deletion of a Rider to this policy prior to the base premium date shown on Page 3 may result in a change in the base monthly premium and may change the base premium date.

3. Premiums (continued)

4. Lapse and Reinstatement

Lapse--If a premium sufficient to keep this policy in force is not paid during the grace period, this policy will lapse. At lapse this policy will terminate without Cash Surrender Value and cease to be in force. Any deduction for the Cost of Insurance after termination will not be considered a reinstatement of the policy nor a waiver by Penn Mutual of the termination.

Reinstatement--This policy may be reinstated within five years after lapse. A reinstatement is subject to:

(a) the submission of evidence of insurability satisfactory to Penn Mutual;

(b) the payment or reinstatement of any indebtedness which existed at the end of the grace period; and

(c) the payment of a premium (i) sufficient to cover the Monthly Deductions for the grace period, and (ii) sufficient to keep the policy in force for two policy months after reinstatement.

The effective date of a reinstatement will be the date of approval by Penn Mutual of the application for reinstatement.

The policy value on the date of reinstatement is the sum of:

(a) the policy value at the beginning of the grace period

If, on a Monthly Anniversary on or after the base premium date shown on Page 3, the Net Cash Surrender Value is insufficient to cover the Monthly

Deduction for the following month, a grace period of 61 days will be allowed for the payment of a premium sufficient to pay the Monthly Deduction.

Notice of the amount of premium required to be paid during the grace period to keep this policy in force will be sent at the beginning of the grace period to the last known address of the Owner and of any assignee on record. The grace period will end 61 days after the the notice is sent.
This policy will remain in force during the grace period.
    of lapse;
(b) interest on (a) at a rate of 4% per year until the date of reinstatement;
(c) any dividend credited to the policy;
(d) interest on (c) at a rate of 4% per year until the date of reinstatement;
    and
(e) the payment made upon reinstatement reduced by the percent of premium charge less the sum of:

(a) the Monthly Deductions for the grace period;
(b) interest on (a) at a rate of 4% per year until the date of reinstatement;
    and
(c) the Monthly Deduction for the policy month following the date of reinstatement.

The surrender charge set forth in Section 10 will be applicable to any surrender of this policy following reinstatement.

Any indebtedness which is reinstated will be subject to loan interest as set forth in Section 9.

Following reinstatement, the provisions of Base Monthly Premium set forth in
Section 3 will again be applicable until the base premium date shown on Page 3 if sufficient premium is paid so that, as of the effective date of reinstatement, the sum of all premiums paid, reduced by any partial surrenders, is greater than the base monthly premium multiplied by the number of months that this policy has been in force.

5. The Separate Account

The Separate Account--The Separate Account named on Page 3 was established by Penn Mutual for this and other variable life insurance policies. The Separate Account is divided into subaccounts for the investment of assets in shares of the funds specified in the Additional Policy Specifications. Penn Mutual owns the assets of the Separate Account. The assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount are not chargeable with liabilities arising out of any other business Penn Mutual may conduct.

Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of Penn Mutual. Shares of a fund held in a subaccount are valued at current net asset value on each business day as required by the Securities and Exchange Commission under the Investment Company Act of 1940, as amended. Current net asset value of the shares is based on current value of the portfolio securities and other assets of the fund. Portfolio securities for which market quotations are readily available are valued at current market value. Other portfolio securities and assets are valued at amortized cost or at fair value as determined in good faith by the board of directors of the fund.

Shares of a fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a fund will be reinvested in shares of that fund.

Substitution of Investment--If investment in a subaccount should no longer be possible or, in the judgement of Penn Mutual, investment in a subaccount becomes inappropriate to the purposes of the policy, or if in the judgement of Penn Mutual, investment in another subaccount or insurance company separate account is in the interest of owners of this class of policies, Penn Mutual may substitute another subaccount or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future net premiums.

Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this policy is delivered and all other approvals required under applicable law.

Transfers--Subject to and in accordance with the provisions of this policy, at any time after the end of the Free Look Period, amounts may be transferred among the subaccounts of the Separate Account and the Fixed Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount;
(b) for partial transfers, the amount remaining in a subaccount must be at least $250; and
(c) the first 12 transfers per policy year will be allowed free of charge; thereafter, a $10 transfer charge may be deducted from the amount transferred.

6. The Fixed Account

The Fixed Account--Amounts allocated or transferred to the Fixed Account under this policy become a part of the general account assets of Penn Mutual. Subject to applicable law and regulation, investment of general account assets is at the sole discretion of Penn Mutual.

Interest--Amounts held in the Fixed Account will be credited with interest at rates determined by Penn Mutual. Different rates will normally apply to that portion of the Fixed Account representing indebtedness. In no event will the rate of interest credited be less than an effective annual rate of four percent compounded annually.

Amounts allocated or transferred to the Fixed Account will be credited with interest at an effective annual rate declared by Penn Mutual. The declared rate will apply from the date of allocation or transfer through the end of the twelve month period which begins on the first day of the calendar month in which the allocation or transfer is made. Thereafter, interest will be credited on such amount for successive twelve month periods at the declared effective annual rate then applicable to new allocations to the account made as of the beginning of each such period.

Transfers--Subject to and in accordance with the provisions of this policy:

(i) amounts may be transferred from one or more subaccounts into the Fixed Account at any time after the end of the Free Look Period; and
(ii) an amount held in the Fixed Account may be transferred to one or more subaccounts only during the period which is not more than thirty days immediately following the end of each policy year. Any such transfer must be at least $250, or if less, the amount held in the Fixed Account (exclusive of any amount held in the Policy Loan Account). In the event of a partial transfer, at least $250 must remain in the Fixed Account.

7. Policy Value

Policy Value--On the Policy Date the Policy Value is the initial premium paid less the sum of (a) the percent of premium charge, and (b) the Monthly Deduction for the first policy month. On each Monthly Anniversary while this policy is in force, the Policy Value is the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account, after deduction of the Monthly Deduction for the next policy month.

On any date other than the Policy Date or a Monthly Anniversary, the Policy Value will be the sum of (a) the current market value of each subaccount and (b) the value of the Fixed Account.

Monthly Deduction--The Monthly Deduction is the sum of:

(a)  the Cost of Insurance for the policy month;
(b)  the monthly expense charge(s); and
(c) the Cost of Insurance and any other applicable monthly charge for the policy month for any benefits provided by a supplemental agreement made a part of this policy.

Cost of Insurance--The Cost of Insurance is determined on a monthly basis. It is determined separately for each increase in the Specified Amount. The Cost of Insurance for a policy month is calculated as (a) multiplied by the result of
(b) minus (c) where:

(a) is the Base Cost of Insurance Rate divided by 1,000;
(b) is the Basic Death Benefit at the beginning of the policy month divided by 1.0032737; and
(c) is the Policy Value at the beginning of the policy month before the Monthly Deduction.

If the Specified Amount includes the Policy Value and if there have been any increases in the Specified Amount, the Policy Value will be considered a part of the initial Specified Amount. If the Policy Value exceeds the initial Specified Amount, the excess will be considered part of the increases in Specified Amount in the order of the increases.

Cost of Insurance Rate--The Base Cost of Insurance Rate is based on the attained age, sex and rate class of the Insured. Cost of Insurance Rate will be determined by Penn Mutual based on expectations as to future mortality, investment, expense and persistency experience. However, the rates will not exceed those shown in the Additional Policy Specifications. Such maximum rates are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

Cost of Insurance Rates will not be adjusted by Penn Mutual as a means of recovering prior losses nor as a means of distributing prior profits.

Expense Charges--The actual expense charges will be set by Penn Mutual based on expectations as to future expense, mortality and persistency experience. However, these actual expense charges will not exceed the maximum expense charges stated below.

The maximum expense charges applicable under this policy are:

(a) a monthly expense charge of $9.00;
(b) a monthly expense charge of $0.10 for each $1,000 of Specified Amount for the first twelve months following the Policy Date; and
(c) if the Specified Amount has been increased within the past year, a monthly expense charge of $0.10 for each $1,000 that the Specified Amount has been increased.

The Monthly Deductions will be deducted from the subaccounts and the Fixed Account on a pro-rata basis. However, no monthly deductions will be deducted from the Policy Loan Account of the Fixed Account.

Variable Accumulation Values--At any valuation time, the current market value of a subaccount is determined by multiplying that subaccount's accumulation unit value times the number of subaccount units held under this policy.

The number of subaccount accumulation units will increase when:

(a) net premiums are allocated to that subaccount;
(b) amounts are transferred to that subaccount; and
(c) policy loans are repaid and credited to that subaccount.

The number of subaccount accumulation units will decrease when:

(a) a pro-rata portion of the monthly deduction is deducted from that subaccount;
(b) a policy loan is taken from that subaccount;
(c) policy loan interest is not paid when due and is taken from that subaccount;
(d) an amount is transferred from that subaccount; and
(e) a partial surrender, including the partial surrender charge, is taken from that subaccount.

Valuation Period--As used in this policy, Valuation Period is the interval from one valuation time to the next valuation time. Valuation time is the time as of which each underlying investment company determines the net asset value of its shares.

Value of Each Accumulation Unit--For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

The value of an Accumulation Unit for the prior valuation period multiplied by the net investment factor for that subaccount for the current valuation period.

Net Investment Factor--As used in this policy, Net Investment Factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c):

Where (a) is

The net asset value per share of the mutual fund held in the subaccount, as of the end of the valuation period plus

The per-share amount of any dividend or capital gain distributions by the mutual fund if the "exdividend" date occurs in the valuation period.

Where (b) is

The net asset value per share of the mutual fund held in the subaccount as of the end of the last prior valuation period.

Where (c) is

The daily Mortality and Expense Risk Charge set by Penn Mutual. On an annual basis, such charge will not exceed 0.90% of the daily net asset value of the Separate Account.

Fixed Account Value--At any valuation time the value of the Fixed Account is

(a) the total of net premiums allocated to the Fixed Account; plus
(b) any transfers to the Fixed Account; plus
(c) any policy loan account (principal and unpaid interest) credited to the Fixed Account; plus
(d) any repaid policy loan credited to the Fixed Account; plus
(e) interest credited to the Fixed Account.
        less:

(a) the pro-rata portion of the Monthly Deduction deducted from the Fixed
    Account;
(b) the amount of any transfers from the Fixed Account;
(c) the amount of any partial surrender, including the partial surrender charge, taken from the Fixed Account;
(d) the amount of any policy loan taken from the Fixed Account;
(e) unpaid policy loan interest taken from the Fixed Account; and
(f) repaid policy loans deducted from the policy loan account.

Fixed Account Value Reductions--Monthly deductions, transfers and partial surrenders will reduce the portion of the Fixed Account Value which results from the most recent allocation to the Fixed Account. A policy loan will be secured by the portion of the Net Policy Value which results from the most recent allocation to the Fixed Account.

Computation of Values--Policy Values and reserves are based on the 1980 Commissioners Standard Ordinary Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.

All policy values and benefits are equal to or greater than those required by the law of the jurisdiction in which this policy is delivered. A detailed statement of the method of computing reserves and Policy Values has been filed with the insurance supervisory official of that jurisdiction.

8. Death Benefit

Basic Death Benefit--The Basic Death Benefit prior to the Maturity Date will be as follows:

(1) If the Specified Amount includes the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of:
     (a) The Specified Amount; or
     (b) the percentage of the Policy Value described below based on the attained age of the Insured.

(2) If the Specified Amount does not include the Policy Value, as shown on Page 3, the Basic Death Benefit will be equal to the greater of;
     (a) the Specified Amount plus the Policy Value; or
     (b) the percentage of the Policy Value described below based on the attained age of the Insured.

The percentage of the Policy Value used in determining the Basic Death Benefit is:

    Attained                        Attained
       Age         Percentage          Age         Percentage

      0-40             250             61              128
       41              243             62              126
       42              236             63              124
       43              229             64              122
       44              222             65              120
       45              215             66              119

       46              209             67              118
       47              203             68              117
       48              197             69              116
       49              191             70              115
       50              185             71              113

       51              178             72              111
       52              171             73              109
       53              164             74              107
       54              157            75-90            105
       55              150

       56              146             91              104
       57              142             92              103
       58              138             93              102
       59              134             94              101
       60              130

Amount of Death Benefit--The Death Benefit payable at the death of the Insured while this policy is in force will be equal to the sum of:

(a)  the Basic Death Benefit on the date of death;
(b)  any dividend payable at death; and
(c) any benefit provided by a supplemental agreement attached to the policy and payable because of the death of the Insured.

less the sum of:
(a) any indebtedness on this policy at the time of the death of the Insured; and
(b) if the death of the Insured occurs during a grace period, the past due Monthly Deductions.

Suicide Exclusion--If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue, the Death Benefit will be limited to the premiums paid less any indebtedness and any partial surrenders.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of any increase in the Specified Amount, the Death Benefit with respect to that increase in the Specified Amount will be limited to the Monthly Deductions made for that increase.

If the Insured dies by suicide, while sane or insane, within two years from the effective date of a reinstatement of this policy, the Death Benefit will be limited to the premiums paid since the reinstatement less any policy loans and partial surrenders made since reinstatement.

Payment of Death Benefit--The Death Benefit will be paid to the Beneficiary in one sum or, if elected, under an income payment option. If part or all of the Death Benefit is paid in one sum, Penn Mutual will pay interest on this sum from the date of death to the date of payment. The interest rate will be determined each year by Penn Mutual, but will not be less than a rate of 3% per year compounded annually.

Amount of Maturity Benefit--The Maturity Benefit payable if the Insured is living on the Maturity Date and if this policy is then in force will be equal to the Net Policy Value on that date.

Payment of Maturity Benefit--The Maturity Benefit will be paid to the Owner in one sum or, if elected, under an Income Payment Option.

9. Policy Loans

Policy Loans--The Owner may obtain a loan while this policy is in force during the life of the Insured. The loan, plus any existing indebtedness, may not be greater than the Loan Value of this policy on the date of the loan.
The minimum loan is $250.

Loan Value--The Loan Value of this policy on any date is equal to 90% of the Cash Surrender Value.

Loan Interest--Loans will bear interest at the rate of 5% per year. Loan interest is due and payable at the end of each policy year. If the interest is not paid when due it will be added to the loan and will then bear interest at the same rate.

Indebtedness--Indebtedness means outstanding loans on this policy plus any loan interest due or accrued. Indebtedness may be repaid in full or in part at any time while this policy is in force during the life of the Insured.

Excess Indebtedness--This policy is the only security for indebtedness on it. If, at any time, the indebtedness is greater than the Cash Surrender Value, a notice of pending termination will be mailed to the last known address of the Owner and of any assignee on record. If the excess indebtedness is not paid to Penn Mutual, this policy will terminate 61 days after the notice is mailed.

Policy Loan Account--When a loan is made, an amount equal to the amount of the loan will be withdrawn from the assets held under this policy in subaccounts of the Separate Account and in the Fixed Account and the amount will be placed in the Policy Loan Account included within the Fixed Account. Subject to and in accordance with the provisions of this policy withdrawals will be made from the subaccounts and the Fixed Account on a pro-rata basis unless otherwise directed by the Owner. The Policy Loan Account will be credited with interest. The rate of interest will be determined each year by Penn Mutual but will not be less than a rate of 4% per year compounded annually. Any repayment of indebtedness will be withdrawn from the Policy Loan Account and reallocated to the subaccounts and the Fixed Account as directed by the Owner. Except for such repayment of indebtedness, no transfers or partial surrenders may be made from the Policy Loan Account.

10. Surrender of Policy

Surrender--The Owner may surrender this policy for its Net Cash Surrender Value by filing a written request with Penn Mutual. The Net Cash Surrender Value may be taken in one sum or it may be left with Penn Mutual under an income payment option. This policy will terminate and cease to be in force if it is surrendered for one sum.

Net Cash Surrender Value--The Net Cash Surrender Value is the Net Policy Value decreased by any surrender charge.

Net Policy Value--The Net Policy Value is the Policy Value decreased by any indebtedness on this policy.

Cash Surrender Value--The Cash Surrender Value is the Policy Value decreased by any surrender charge.

Surrender Charge--The surrender charge for the initial Specified Amount is determined by multiplying (a) times the sum of (b) plus (c), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the Policy Date;
(b)  is 25% of the lesser of:
     (i) the sum of all premiums paid on this policy; and
     (ii)the maximum surrender charge premium as shown on Page 3; and
(c) is the Per $1,000 Surrender Charge from the Table of Per $1,000 Surrender Charges for the insurance age of the Insured multiplied by the initial Specified Amount divided by 1,000.

The surrender charge for each increase in the Specified Amount is based on the amount of the increase and on the attained age of the Insured at the time of the increase. The surrender charge is determined by multiplying (a) times (b), where:

(a) is the appropriate surrender factor from the table below in which policy year is determined from the effective date of the increase;
(b) is the Per $1,000 Surrender Charge from the Table of Per $1,000 Surrender Charges for the attained age of the Insured as of the effective date of the increase multiplied by the increase in the Specified Amount divided by 1,000.

                     Policy             Surrender
                      Year               Factor

                       1-7                1.00
                        8                  .80
                        9                  .60
                       10                  .40
                       11                  .20
                     12 and                 0
                      later

Partial Surrender--The Owner may make a partial surrender of this policy for any portion of the Net Cash Surrender Value which exceeds $1,000 by filing a written request with Penn Mutual. However, no partial surrender may be made for less than $250 and no more than four partial surrenders may be made under this policy in any policy year. No partial surrender may be made in the first five policy years which would reduce the Specified Amount to less than $50,000. A charge of 2% of the amount surrendered, but not more than $25 will be made for each partial surrender. The charge will be deducted from the available Net Cash Surrender Value and will be considered part of the partial surrender.

Any partial surrender will reduce the Policy Value by the amount of the partial surrender. If the Specified Amount includes the Policy Value, the Specified Amount will also be reduced by the amount of the partial surrender in the following order:

(1) The most recent increase in the Specified Amount, if any, will be decreased first.
(2) The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(3) The initial Specified Amount will then be decreased.

Partial surrenders will be deducted from the subaccounts and the Fixed Account as directed by the Owner, provided that the minimum amount remaining in a subaccount or the Fixed Account as a result of the allocation is $250. If no allocation is directed, the partial surrender will be deducted from the subaccounts and the Fixed Account on a pro-rata basis.

11. Policy Changes

Right to Make Change--At any time while this policy is in force after the first policy year, the Owner may request in writing any of the following changes. No change will be permitted that would result in the Death Benefit under this policy not being excludable from gross income due to not satisfying the requirements of Section 7702 of the Internal Revenue Code of 1986, as amended, or as set forth in any applicable successor provision thereto. In addition, each change is subject to the conditions stated.

Increase in Specified Amount--Any increase in the Specified Amount must be at least $10,000 and must be applied for on a written application. Evidence of insurability satisfactory to Penn Mutual must be submitted. This policy will be amended to show the effective date of the increase.

Decrease in Specified Amount--Any decrease in the Specified Amount must be at least $5,000. The Specified Amount may not be decreased to less than $50,000. No decrease may be made in the first year following the effective date of an increase in the Specified Amount.

Any decrease in the Specified Amount will become effective on the Monthly Anniversary that coincides with or next follows the receipt by Penn Mutual of the request. The decrease in the Specified Amount will be in the following order:

(1) The most recent increase in the Specified Amount, if any, will be decreased first.
(2) The next most recent increases in the Specified Amount, if any, will then be successively decreased.
(3) The initial Specified Amount will then be decreased.

Change in Specified Amount Option--If the Specified Amount does not include the Policy Value, a request may be made to change this policy so that the Specified Amount includes the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change plus the Policy Value on the date of the change. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by Penn Mutual of the request to make the change.

If the Specified Amount includes the Policy Value, a request may be made to change this policy so that the Specified Amount does not include the Policy Value. The Specified Amount after the change will be equal to the Specified Amount before the change less the Policy Value on the date of the change. Evidence of insurability satisfactory to Penn Mutual may be required. The effective date of the change will be the Monthly Anniversary that coincides with or next follows the date of receipt by Penn Mutual of the request to make the change.

The Specified Amount after the change must be at least $50,000. No more than one change in the Specified Amount option may be made in any policy year.

12. Exchange of Policy

Exchange of Policy--At any time within the first 24 policy months while this policy is in force during the life of the Insured, the Owner may exchange this policy without evidence of insurability for a new policy on the life of the Insured providing benefits which do not vary with the investment experience of a separate account. The exchange will be subject to the following conditions:

(1) The new policy will be on the flexible premium adjustable life insurance plan that was being issued by Penn Mutual on the Date of Issue of this policy.
(2) The new policy will provide the same amount of Death Benefit or the same net amount at risk to Penn Mutual as this policy and will have the same Date of Issue and issue age as this policy.
(3) The Cost of Insurance Rates for the new policy will be those applicable to flexible premium adjustable life policies in the same risk classification as this policy and issued on the same date as the policy.
(4)  All outstanding indebtedness under this policy must be paid.

The contestable period, suicide period, and surrender charge period of the new policy will be measured from the issue date of this policy. The Policy Value of this policy will be transferred to the new policy as of the effective date of the exchange. The effective date of the exchange will be the date Penn Mutual received written request for exchange at its Home Office.

13. Owner and Beneficiary

Owner--The Owner of this policy is as stated in the application unless changed by a subsequent owner designation or assignment. While this policy is in force before the death of the Insured, the Owner may exercise all of the rights in it without the consent of any other person.

Beneficiary--The Beneficiary of this policy is as stated in the application unless changed by a subsequent beneficiary designation on a form provided by Penn Mutual. If no other provision is made, the interest of a Beneficiary who dies before the death of the Insured will pass to the Owner.

Change of Owner or Beneficiary--The Owner may transfer ownership or change the Beneficiary by filing a written designation at the Home Office on a form provided by Penn Mutual. The designation will take effect as of the date it is signed by the Owner, subject to any action taken by Penn Mutual prior to the time that the designation is received at the Home Office. Unless otherwise stated in a designation, the following rules will apply to terms of kinship:

(1) A legally adopted child of any person will be considered the child of the adopting parent.
(2) The brothers and sisters of a person will include those who have only one parent in common with the person, but will not include stepbrothers or stepsisters.
(3) Any reference to children will not include stepchildren and any reference to parents will not include stepparents.

Assignment--The Owner may assign this policy while it is in force during the life of the Insured. The rights of the Owner and of any Beneficiary will be subject to the rights of an assignee under the terms of an assignment. No assignment will bind Penn Mutual until the original or a copy signed by the Owner, on a form provided by Penn Mutual, has been filed at the Home Office. Penn Mutual is not responsible for the effect or the validity of any assignment.

14. General Provisions

The Contract--This policy and the application for it constitute the entire contract. A copy of the application is attached to this policy. Only the President, a Vice President, the Secretary, the Chief Actuary, Actuary or an Associate Actuary may, on behalf of Penn Mutual, modify this policy or waive any of its conditions. No agent is authorized to modify this contract or to make any promise as to the future payment of dividends or interest. At any time Penn Mutual may make such changes in this policy as are necessary (i) to assure compliance at all times with the definition of life insurance prescribed by federal income tax law, or (ii) to make the policy conform with any law or regulation issued by any government agency to which it is subject. Any such change may, however, be accepted or rejected by the Owner.

Incontestability--All statements made in the application for this policy are representations and not warranties. No statement will void this policy or be used to contest a claim under it unless the statement is contained in a written application, a copy of which is attached to and made a part of this policy.

This policy will be incontestable after it has been in force during the life of the Insured for two years from the Date of Issue. Any increase in the Specified Amount will be incontestable with respect to statements made in the evidence of insurability for that increase after the increase has been in force during the life of the Insured for two years from its effective date.

This policy will be incontestable with respect to statements made in an application for reinstatement after it has been in force during the life of the Insured for two years from the effective date of the reinstatement.

Participation--This policy will participate in divisible surplus while it is in force except as stated in the Income Payment Options Section. The share of such surplus, if any, to be apportioned to this policy as a dividend will be determined each year by Penn Mutual. Any dividend will be allocated to subaccounts of the Separate Account as directed by the Owner, unless the Owner elects to have it paid in cash. No divisible surplus is expected to be apportioned to this policy in the foreseeable future.

Policy Date--The Policy Date shown on Page 3 is the date from which policy years, months and anniversaries are determined.

Monthly Anniversary--The Monthly Anniversary is the day in each calendar month which is the same day of the month as the Policy Date.

Age--The age shown on Page 3 is the insurance age of the Insured. This is the age of the Insured on the birthday nearest the Policy Date. Attained age means the insurance age of the Insured increased by the number of whole years and months after the Policy Date.

Misstatement of Age or Sex--If the age or the sex of the Insured has been misstated, the Death Benefit under this policy will be the amount which would have been provided by the most recent Cost of Insurance charge at the correct age and sex.

Policy Payments--All payments by Penn Mutual under this policy are payable at the Home Office. Penn Mutual may require the return of this policy upon surrender for the Net Cash Surrender Value or payment of the Death Benefit.

Deferment of Transactions--Penn Mutual may defer payment from the subaccounts of a partial surrender or of the Net Cash Surrender Value, may defer making a loan, may defer payment of any portion of the Death Benefit in excess of the Specified Amount and may defer transfer from assets held in subaccounts of the Separate Account under any of the following conditions:

(1) The New York Stock Exchange is closed (other than customary weekend and holiday closings).
(2) Trading on the New York Stock Exchange is restricted.
(3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to determine the value of its assets.
(4) The Securities and Exchange Commission by order so permits for the protection of securityholders.

Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

Penn Mutual may defer payment from the Fixed Account of a partial surrender, of the Net Cash Surrender Value, or of a policy loan for up to six months from the date we receive a written request. However, a partial surrender or policy loan to pay a premium due on a policy of Penn Mutual will not be deferred. If the payment is deferred for 30 days or more, it will bear interest at a rate of 3% per year compounded annually while it is deferred.

Annual Report--Each year a report will be sent to the Owner which shows the current policy values, premiums paid and deductions made since the last report, any outstanding policy loans, and any additional premiums permitted under this policy.

15. Income Payment Options

Election of Income Payment Option--An income payment option may be elected in place of a one sum payment of any amount payable upon the death of the Insured or upon surrender. The Owner may elect an income payment option or change a previous election while this policy is in force during the life of the Insured. If no election is in effect on the date that the Death Benefit becomes payable, the person entitled to such benefit may elect an income payment option. The option must be elected before any payment has been made and within one year after the date on which the benefit becomes payable.

The amount applied under an income payment option must be at least $5,000.

No election may provide for income payments of less than $50 each.

Option 1--Interest Income--Penn Mutual will hold the amount applied at interest. Interest will be paid monthly, quarterly, semiannually or annually.

Option 2--Income for a Fixed Period--Penn Mutual will pay the amount applied, with interest, in equal monthly payments for a fixed period. The fixed period may not be greater than 30 years.

Option 3--Income of a Fixed Amount--Penn Mutual will make payments of a fixed amount until the total amount applied, with interest, has been paid. The payments may be made monthly, quarterly, semiannually or annually. The final payment may be less than the fixed amount. The total of the payments to be made each year must be at least $75 for each $1,000 applied.

Option 4--Life Income--Penn Mutual will pay equal monthly payments during the life of the option annuitant.

Option 5--Life Income with Guaranteed Period--Penn Mutual will pay equal monthly payments for a stated guaranteed period and thereafter during the life of the option annuitant. The guaranteed period may be 5 years, 10 years or 20 years.

Option 6--Life Income with Refund Period--Penn Mutual will pay equal monthly payments during the life of the option annuitant. If necessary, the payments will continue after the death of the option annuitant until the total of all payments made, including a smaller final payment, if required, equals the total amount applied.

Option 7--Joint and Survivor Life Income--Penn Mutual will pay equal monthly payments during the joint life of two option annuitants and thereafter during the life of the survivor.

Income Amount--Participation--The income under Options 1 and 2 will be based on interest at a rate of 3% per year compounded annually. The unpaid balance of the amount applied under Option 3 will be credited with interest at a rate of 3% per year compounded annually. Options 1, 2 and 3 will participate in divisible surplus by the payment or crediting of additional interest in such amount, if any, as determined each year by Penn Mutual. Additional interest will increase the income payments under Options 1 and 2. Additional interest will lengthen the period during which payments are made under Option 3.

The monthly income under Options 4, 5, 6 and 7 will equal 103% of the monthly income under a comparable Penn Mutual single premium nonparticipating annuity available at the time that the income payments are to begin. In no event will the monthly income under these life income options be less than the income stated in the Income Payment Option Tables. Options 4, 5, 6 and 7 will not participate in divisible surplus.

Income Period--The income period under an option will begin on the date of death of the Insured or the date of surrender. Income payments under Options 1 and 3 will be made at the end of the payment interval. Income payments under Options 2, 4, 5, 6 and 7 will be made at the beginning of the payment interval.

Option Annuitant--Option annuitant means a natural person on whose life the income payments under Options 4, 5, 6 and 7 are based.

Penn Mutual may require proof of the age and sex and of the continued life of an option annuitant. If the age or the sex of an option annuitant has been misstated, an appropriate adjustment will be made in the income payments.

Withdrawal Privilege--Unless the election states otherwise, the payee under an income payment option may:

(a) before any income payment has been made, withdraw the amount applied under the option; or
(b) withdraw the present value of the income payments to become due during any fixed, guaranteed or refund period; or
(c) withdraw the balance held under Option 1 or 3 plus any accrued interest.

There will be no right to withdraw the present value of the income payments falling due after the guaranteed or refund period under Option 5 and 6. There will be no right to withdraw the present value of any income payments under Options 4 and 7.

Penn Mutual may defer the payment of the amount withdrawn for up to six months from the date of a withdrawal request.

15. Income Payment Options (continued)

Present Value--The present value of the income payments under Option 2 will be based on interest at a rate of 3% per year compounded annually. The present value of the remaining income payments during a guaranteed or refund period under a life income option will be based on interest at a rate set by Penn Mutual at the time income payments are to begin.

Death of Payee--Upon the death of the payee under an income payment option, Penn Mutual will pay the following to the payee's executors or administrators unless stated otherwise in an election consented to by Penn Mutual:

(a) the balance of the amount held under Option 1 or 3 plus any accrued interest; or
(b) the present value of the income payments to become due during the fixed period under Option 2; or
(c) if the option annuitant under Option 5 or 6 has died, the present value of the income payments, if any, to become due during the guaranteed or refund period; or
(d) if any option annuitant under Option 4, 5, 6 or 7 is living, any income payments as they become due during the option annuitant's life plus, upon the death of the option annuitant under Option 5 or 6, the present value of the income payments, if any, to become due during the guaranteed or refund period.

Assignment--Creditors--The amount applied under an income payment option and the payments under the option may not be assigned and, to the extent permitted by law, will not be available to anyone who has a claim against the payee.

ADDITIONAL POLICY SPECIFICATIONS

SUBACCOUNTS OF THE SEPARATE ACCOUNT

PENN SERIES FUNDS, INC.:

Growth Equity Fund- seeks long term growth of capital and increase of future income by investing primarily in common stocks of well-established growth companies;

Value Equity Fund- seeks to maximize total return (capital appreciation and income) primarily by investing in equity securities of companies believed to be undervalued considering such factors as assets, earnings, growth potential and cash flows;

Flexibly Managed Fund-seeks to maximize total return (capital appreciation and income) by investing in common stocks, other equity securities, corporate debt securities, and/or short term reserves, in proportions considered appropriate in light of the availability of attractively valued individual securities and current and expected economic and market conditions;

International Equity Fund-seeks to maximize capital appreciation by investing in a carefully selected diversified portfolio consisting primarily of equity securities. The investments will consist principally of equity securities of European and Pacific Basin countries;

Quality Bond Fund-seeks the highest income over the long term consistent with the preservation of principal by investing primarily in marketable investment-grade debt securities;

High Yield Bond Fund-seeks high current income by investing primarily in a diversified portfolio of long term high-yield fixed income securities in the medium to lower quality ranges; capital appreciation is a secondary objective; such securities, which are commonly referred to as "junk" bonds, generally involve greater risks of loss of income and principal than higher rated securities;

Money Market Fund-seeks to preserve capital, maintain liquidity and achieve the highest possible level of current income consistent therewith, by investing in high quality money market instruments; an investment in the Fund is neither insured nor guaranteed by the US Government and there can be no assurance that the Fund will be able to maintain a stable net asset value of $1.00 per share;

FIXED ACCOUNT:

An account that is part of Penn Mutual's General Account to which all or a portion of net premiums and transfers may be allocated for accumulation at fixed rates of interest.

ALLOCATIONS AND TRANSFERS TO ACCOUNTS:

Except with the consent of Penn Mutual, there can be no allocation of net premiums and transfers to more than five of the accounts set forth in these Additional Policy Specifications at any one time, or more than four of the accounts at any one time if there is a loan outstanding (or to be outstanding) under the policy.

Additional Policy Specifications

TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

      ATTAINED                      BASE
        AGE                         RATE

         35                         $  0.2080
         36                            0.2224
         37                            0.2410
         38                            0.2617
         39                            0.2858

         40                            0.3131
         41                            0.3450
         42                            0.3777
         43                            0.4144
         44                            0.4525

         45                            0.4952
         46                            0.5381
         47                            0.5850
         48                            0.6337
         49                            0.6884

         50                            0.7425
         51                            0.8129
         52                            0.8867
         53                            0.9712
         54                            1.0652

         55                            1.1651
         56                            1.2719
         57                            1.3818
         58                            1.4967
         59                            1.6160

         60                            1.7477
         61                            1.8974
         62                            2.0669
         63                            2.2627
         64                            2.4783

         65                            2.7122
         66                            2.9528
         67                            3.2042
         68                            3.4575
         69                            3.7272

POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35

                                                                       Page 18A

Additional Policy Specifications
TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000

      ATTAINED                      BASE
        AGE                         RATE

        70                         $   4.0221
        71                             4.3541
        72                             4.7360
        73                             5.1707
        74                             5.6486

        75                             6.1753
        76                             6.7210
        77                             7.2738
        78                             7.8257
        79                             8.3952

        80                             9.0091
        81                             9.6861
        82                            10.4448
        83                            11.2942
        84                            12.2295

        85                            13.1791
        86                            14.1775
        87                            15.1494
        88                            16.2384
        89                            17.3036

        90                            18.4550
        91                            19.6728
        92                            21.0083
        93                            22.6307
        94                            24.6881






POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35

                                                                       Page 18B

Additional Policy Specifications
TABLE OF PER $1,000 SURRENDER CHARGES

                                    PER $1,000                                                   PER $1,000
                                    SURRENDER                          ATTAINED                  SURRENDER
   AGE              CHARGE             AGE                                        CHARGE
     0                                1.00                               40                         5.00
     1                                1.00                               41                         5.00
     2                                1.00                               42                         5.00
     3                                1.00                               43                         5.00
     4                                1.00                               44                         5.00
     5                                1.00                               45                         5.00
     6                                1.00                               46                         5.00
     7                                1.00                               47                         5.00
     8                                1.00                               48                         5.00
     9                                1.00                               49                         5.00
    10                                2.00                               50                         6.00
    11                                2.00                               51                         6.00
    12                                2.00                               52                         6.00
    13                                2.00                               53                         6.00
    14                                2.00                               54                         6.00
    15                                2.00                               55                         6.00
    16                                2.00                               56                         6.00
    17                                2.00                               57                         6.00
    18                                2.00                               58                         6.00
    19                                2.00                               59                         6.00
    20                                3.00                               60                         7.00
    21                                3.00                               61                         7.00
    22                                3.00                               62                         7.00
    23                                3.00                               63                         7.00
    24                                3.00                               64                         7.00
    25                                3.00                               65                         7.00
    26                                3.00                               66                         7.00
    27                                3.00                               67                         7.00
    28                                3.00                               68                         7.00
    29                                3.00                               69                         7.00
    30                                4.00                               70                         7.00
    31                                4.00                               71                         7.00
    32                                4.00                               72                         7.00
    33                                4.00                               73                         7.00
    34                                4.00                               74                         7.00
    35                                4.00                               75                         7.00
    36                                4.00                               76                         7.00
    37                                4.00                               77                         7.00
    38                                4.00                               78                         7.00
    39                                4.00                               79                         7.00
                                                                         80                         7.00

POLICY NUMBER  0 000 000
FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE
William Penn
AGE 35



                                                                       Page 18C

To obtain any of the benefits under this policy, write to Penn Mutual at its Home Office, its Service Office or to its nearest agent.

Please notify Penn Mutual promptly of any change in address.

Annual Election - Penn Mutual is a mutual life insurance company. It has no stockholders. The Owner of this policy is a member of Penn Mutual while this policy is in force during the life of the Insured and before surrender of this policy. Members have the right to vote in person or by proxy at the annual election of Trustees held at the Home Office, Independence Square, Philadelphia, Pennsylvania, on the first Tuesday of March. If more information is desired, it may be obtained from the Secretary.















                        Flexible Premium Adjustable
                        Variable Life Insurance Policy

                            o Death Benefit payable at death prior to Maturity Date
                            o   Adjustable Death Benefit
                            o   Maturity Benefit payable on Maturity Date
                            o   Variable Policy Value
                            o   Flexible premiums payable until Maturity Date
                            o   Participating
                            o   Supplemental benefits, if any, listed on Page 3



The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania 19172
VU-90(S)